                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
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                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                           SBC Communications Inc.
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

[SBC COMMUNICATIONS INC. LOGO]
                                               Notice of 1997
                                               Annual Meeting and
                                               Proxy Statement







                                               SBC Communications Inc.

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

TO BE HELD ON APRIL 25, 1997

TO THE HOLDERS OF COMMON STOCK OF SBC COMMUNICATIONS INC.:

The 1997 Annual Meeting of Shareowners of SBC Communications Inc. ("SBC" or the "Company"), a Delaware corporation, will be held at 9:00 a.m. on Friday, April 25, 1997, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are to:

1. Elect five SBC Directors to serve three-year terms;

2. Ratify the appointment of Ernst & Young LLP as independent auditors of SBC for 1997; and

3. Act upon such other matters as may properly come before the meeting.

Holders of SBC common stock of record at the close of business on February 24, 1997, are entitled to vote at the meeting and any adjournment of the meeting. A list of these shareowners will be available for inspection during business hours from April 10 through April 24, 1997, at 175 E. Houston, San Antonio, Texas, and will also be available at the Annual Meeting.

By Order of the Board of Directors



/s/ JUDITH M. SAHM

Judith M. Sahm
Vice President and Secretary
March 11, 1997





IMPORTANT NOTICE

IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME, AND SHAREOWNERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

PROXY STATEMENT

SBC COMMUNICATIONS INC.
175 E. HOUSTON
SAN ANTONIO, TEXAS 78205

Annual Meeting of Shareowners

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SBC Communications Inc. for use at the 1997 Annual Meeting of Shareowners of SBC. The meeting will be held at 9:00 a.m. on Friday, April 25, 1997, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are set forth in the Notice of Annual Meeting of Shareowners. This Proxy Statement and the accompanying proxy card are being mailed beginning March 11, 1997, to shareowners of record of SBC's common stock, $1.00 par value per share, at the close of business on February 24, 1997. Each share entitles the registered holder to one vote. As of January 31, 1997, there were 598,562,452 shares of SBC common stock outstanding.

All shares represented by proxies will be voted by the individuals designated on the enclosed proxy card, all of whom are members of the Directors' Proxy Committee, in accordance with the shareowners' directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any shareowner giving a proxy may revoke it at any time before such proxy is voted at the meeting by giving written notice of revocation to SBC's Vice President and Secretary, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board and Chief Executive Officer will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

A shareowner may designate a person or persons to act as the shareowner's proxy other than those persons designated on the proxy card. The shareowner may do so by striking out the name or names appearing on the enclosed proxy card, inserting the name or names of another person or persons and delivering the signed card to such person or persons. The person(s) designated by the shareowner must present the signed proxy card at the meeting in order for the shares to be voted.

The proxy card will also serve as voting instructions to the plan administrator or trustee for shares held on behalf of participants in SBC's Dividend Reinvestment Plan or in any of the following SBC employee benefit plans: the PAYSOP, the Savings Plan, or the Savings and Security Plan. If proxy cards representing shares in the PAYSOP, the Savings Plan, or the Savings and Security Plan are not received, those shares will be voted in the same proportion as the shares for which signed cards are returned by other participants.

If a shareowner participates in any of these plans or maintains other accounts under different names (e.g., with or without a middle initial), the shareowner may receive





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more than one set of proxy materials. To ensure that all shares are voted, please sign and return every proxy card received.

The cost of soliciting proxies will be borne by SBC. Officers, agents and employees of SBC and its subsidiaries and other solicitors retained by SBC may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of SBC. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. SBC has retained Georgeson & Company, Inc., to aid in the solicitation of proxies, at a fee of $19,000, plus expenses.

Shareowners representing 40 percent of the common stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting. A list of eligible voters will be available at the Annual Meeting. The following proposals are expected to be submitted to the shareowners at the 1997 Annual Meeting: the election of Directors and the ratification of the appointment of Ernst & Young LLP as independent auditors of SBC.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING. HIGHLIGHTS OF THE MEETING WILL BE INCLUDED IN THE SECOND QUARTER REPORT TO SHAREOWNERS, WHICH WILL BE MAILED IN AUGUST 1997.

If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy voting card) to the Annual Meeting. Shareowners who do not have admission tickets will be admitted upon presentation of identification at the door. Anyone requiring special services for the hearing impaired or physically disabled should contact Financial Communications at 210-351-2163 in advance of the meeting to arrange for these services.

Board of Directors

The Board of Directors is responsible for the management and direction of SBC and for establishing broad corporate policies. Members of the Board of Directors are kept informed of SBC's business by various reports and documents given to them regularly, as well as by operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other officers at meetings of the Board of Directors and committees of the Board.

Regular meetings of the Board of Directors are held each month except February, May, August and October. The Board held nine meetings in 1996.

Under SBC's Bylaws, the Board of Directors has the authority to determine the size of the Board, not to exceed 21 Directors, and to fill vacancies. The Board of Directors of SBC presently consists of 14 members, one of whom is an SBC executive officer. There are no vacancies on the Board.

SBC's Bylaws provide for a classified Board of Directors under which there are three classes of Directors, all of which are as equal in number as possible. The class to which each Director has been assigned is designated as Group A, Group B or Group C. The term of office of Group A Directors will expire at the 1997 Annual Meeting,





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

Group B at the 1998 Annual Meeting and Group C at the 1999 Annual Meeting. The SBC Board intends to nominate at the 1997 Annual Meeting the five persons listed as nominees for Group A, all of whom are incumbent Directors, for election to three-year terms of office expiring at the 2000 Annual Meeting.

SBC has entered into an Agreement and Plan of Merger with Pacific Telesis Group ("PAC"), dated April 1, 1996, whereby PAC would become a subsidiary of SBC and PAC shareowners would receive SBC common stock in exchange for their PAC common stock (the "Merger Agreement"). The Merger Agreement was approved by the shareholders of SBC and PAC on July 31, 1996. Consummation of the Merger Agreement is subject to obtaining applicable regulatory approvals, among other conditions. (For more information on the merger, please see page 26 of the 1996 Annual Report to Shareowners.)

SBC has agreed that, at the closing of the Merger Agreement, SBC will cause approximately one third of the SBC Board to be made up of PAC Directors, including Philip J. Quigley, Chairman of the Board, President and Chief Executive Officer of PAC. Other than Mr. Quigley, it has not been determined which PAC Directors will be asked to join the SBC Board.

It is expected that of the PAC Directors appointed to the SBC Board, one or more of the PAC Directors will be appointed into Group A. As noted above, the Group A Directors are being presented to the shareowners for election at the 1997 Annual Meeting. If the Merger Agreement closes and the PAC Directors are appointed to the SBC Board before the April 25, 1997, Annual Meeting, then the SBC Board presently intends to nominate at the Annual Meeting all the then Group A Directors for reelection, in addition to and/or in lieu of the nominees listed below. This would include any former PAC Directors then serving as SBC Group A Directors. Alternatively, the SBC Board may re-elect any former PAC Director to the SBC Board following the Annual Meeting.

Biographical information about the Directors, including the PAC Directors, is provided on pages 6-11. Except as otherwise noted, Directors who are shown as officers or partners of other corporations, institutions or firms have held the positions indicated, or have been officers of the organizations indicated, for more than the last five years.

Holdings of SBC common stock by SBC Directors are shown on the table on page
13. The PAC holdings of the PAC Directors are shown on the table on page 14.

Board Committees

From time to time, the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established six standing committees of Directors, the principal responsibilities of which are described below. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.

THE AUDIT COMMITTEE met three times in 1996. It consists of six non-employee Directors. The Audit Committee recommends to the Board the appointment of a firm to serve as independent auditors, subject to ratification by the shareowners at the





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
Annual Meeting. The independent auditing firm examines the accounting records of SBC and its subsidiaries for the coming year. The Audit Committee periodically reviews the adequacy and effectiveness of SBC's internal system of accounting controls and financial reporting procedures with representatives of the independent auditors and with the corporate internal auditors. The Audit Committee also examines the results of the annual audit of the financial statements and the recommendations of the independent auditors pertaining to accounting practices, policies and procedures followed by SBC.

THE CORPORATE DEVELOPMENT COMMITTEE met four times in 1996. It consists of four non-employee Directors and one employee Director. The purpose of the Corporate Development Committee is to examine proposed acquisitions and similar new ventures and to advise management with regard to the expansion or disposition of SBC's businesses through mergers, acquisitions, sales and similar transactions.

THE CORPORATE PUBLIC POLICY AND ENVIRONMENTAL AFFAIRS COMMITTEE met three times in 1996. It consists of five non-employee Directors. The Corporate Public Policy and Environmental Affairs Committee examines corporate policy and provides guidance and perspective to SBC management on major public issues, including corporate governance, legislative and environmental matters and SBC's compliance program.

THE EXECUTIVE COMMITTEE did not meet in 1996. It consists of four non-employee Directors and one employee Director. The Executive Committee's primary function is to assist the Board of Directors by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.

THE FINANCE/PENSION COMMITTEE met four times in 1996. It consists of six non-employee Directors and one employee Director. This Committee is responsible for making recommendations to the Board of Directors with respect to investment policy, dividends, methods of financing the operations of SBC and its subsidiaries and overseeing the investments of SBC's employee benefit plans.

THE HUMAN RESOURCES COMMITTEE met four times in 1996. It consists of four non-employee Directors. The Human Resources Committee oversees the management of human resources activities of SBC, including senior management compensation and the design of employee benefit plans. The Committee reviews and makes recommendations to the Board with respect to compensation of Directors. The Committee also advises the Board with respect to the nomination of members to the Board of Directors to be elected at the Annual Meeting or to be appointed by the Board to fill vacancies that may occur during the period between Annual Meetings.

In recommending Board candidates, this Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields, and it considers factors such as anticipated participation in Board activities, education, geographic location and special talents or personal attributes. Shareowners who wish to suggest qualified candidates should write to the Vice President and Secretary, SBC Communications Inc., 175 E. Houston Street, Room 1140, San Antonio, Texas 78205, stating in detail the qualifications of such persons for consideration by the Committee.

SBC DIRECTORS TO BE ELECTED AT
THE 1997 ANNUAL MEETING (GROUP A)

[Photo of Clarence C.  Barksdale]

            CLARENCE C. BARKSDALE, age 64, is Vice Chairman, Board of Trustees, Washington University, St. Louis, Missouri. Mr. Barksdale was Chairman of the Board and Chief Executive Officer of Centerre Bancorporation from 1978 to 1988 and Chairman of the Board of Centerre Bank N.A. from February 1985 through December 1988. Mr. Barksdale was Vice Chairman of Boatmen's Bancshares, Inc., from January through June 1989. He has been a Director of SBC since October 1983. Mr. Barksdale served as a Director of Southwestern Bell Telephone Company from 1982 to 1983. He is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.


[Photo of Ruben R.  Cardenas]

            RUBEN R. CARDENAS, age 66, is a Partner in the law firm of Cardenas, Whitis & Stephen, L.L.P., McAllen, Texas. Mr. Cardenas has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1975 to 1983. Mr. Cardenas is a Director of Cullen/Frost Bankers, Inc. He is the Chairman of the Audit Committee and a member of the Corporate Public Policy and Environmental Affairs Committee.


[Photo of Martin K.  Eby, Jr.]

            MARTIN K. EBY, JR., age 62, is Chairman of the Board and Chief Executive Officer and President of The Eby Corporation, Wichita, Kansas. Mr. Eby has been a Director of SBC since June 1992. He is a Director of Intrust Bank, N.A. and Intrust Financial Corporation. He is a member of the Audit Committee and the Finance/Pension Committee.





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
[Photo of Charles F.  Knight]

            CHARLES F. KNIGHT, age 61, is Chairman, President and Chief Executive Officer of Emerson Electric Co., St. Louis, Missouri. Mr. Knight has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. Mr. Knight is a Director of Anheuser-Busch Companies, Inc.; The British Petroleum Company p.l.c., London, England; Emerson Electric Co.; and International Business Machines Corporation. He is the Chairman of the Corporate Development Committee and a member of the Executive Committee and the Finance/Pension Committee.



[Photo of Carlos Slim Helu]

            CARLOS SLIM HELU, age 57, is Chairman of the Board of Grupo Carso, S.A. de C.V., Mexico, and since January 1991 has been Chairman of the Board of Telefonos de Mexico, S.A. de C.V., Mexico. Ing. Slim has been a Director of SBC since September 1993. He is a Director of Empresas ICA Sociedad Controladora S.A. de C.V. and Telefonos de Mexico, S.A. de C.V. He is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/Pension Committee.

SBC DIRECTORS SERVING UNTIL
THE 1998 ANNUAL MEETING (GROUP B)

[Photo of Jack S. Blanton]

            JACK S. BLANTON, age 69, is Chairman, Houston Endowment, Inc., and President and Chief Executive Officer of Eddy Refining Company, Houston, Texas. Mr. Blanton was Chairman of the Board and Chief Executive Officer of Scurlock Oil Company, a wholly owned subsidiary of Ashland, Inc., from 1983 to 1988. Mr. Blanton has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1977 to 1983. Mr. Blanton is a Director of Ashland, Inc.; Baker Hughes Incorporated; Burlington Northern Santa Fe Corporation; and Pogo Producing Company. He is the Chairman of the Human Resources Committee and a member of the Executive Committee.

[Photo of August A. Busch III]

            AUGUST A. BUSCH III, age 59, is Chairman of the Board and President of Anheuser-Busch Companies, Inc., St. Louis, Missouri. Mr. Busch has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1980 to 1983. Mr. Busch is a Director of Anheuser-Busch Companies, Inc.; Emerson Electric Co.; and General American Life Insurance Company; and an Advisory Member of the Boards of Directors of Grupo Modelo, S.A. de C.V., and Diblo, S.A. de C.V. He is a member of the Corporate Development Committee, the Executive Committee and the Human Resources Committee.


[Photo of Tom C. Frost]

            TOM C. FROST, age 69, is Senior Chairman of the Board and Chief Executive Officer of Cullen/Frost Bankers, Inc., San Antonio, Texas. Mr. Frost has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. Mr. Frost is a Director of Cullen/Frost Bankers, Inc. He is the Chairman of the Finance/Pension Committee and a member of the Corporate Development Committee and the Executive Committee.


[Photo of Jess T. Hay]

            JESS T. HAY, age 66, is Chairman of the Texas Foundation for Higher Education and Chairman of HCB Enterprises Inc (a private investment firm), Dallas, Texas. Mr. Hay was Chairman and Chief Executive Officer of Lomas Financial Group from 1969 until his retirement in December 1994. Mr. Hay has been a Director of SBC since April 1986. He is a Director of Exxon Corporation; Trinity Industries, Inc.; and Viad Corp. He is a member of the Audit Committee and the Human Resources Committee.



[Photo of Bobby R. Inman]

            BOBBY R. INMAN, age 65, Admiral, United States Navy, Retired. Admiral Inman served as Vice Admiral, United States Navy, and Director, National Security Agency, from 1977 to 1981, and as Admiral, United States Navy, and Deputy Director, Central Intelligence Agency, from 1981 to 1982. He has been a Director of SBC since March 1985. Admiral Inman is a Director of Fluor Corporation; Science Applications International Corporation; Temple-Inland Inc.; and Xerox Corporation. He is a member of the Finance/Pension Committee and the Human Resources Committee.





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
SBC DIRECTORS SERVING UNTIL
THE 1999 ANNUAL MEETING (GROUP C)

[Photo of James E. Barnes]

            JAMES E. BARNES, age 63, is Chairman of the Board, President and Chief Executive Officer of MAPCO Inc., Tulsa, Oklahoma, and has served in this capacity since September 1995. He was Chairman of the Board and Chief Executive Officer since December 1991 and Chairman of the Board, President and Chief Executive Officer from May 1986 to December 1991. Mr. Barnes has been a Director of SBC since November 1990. Mr. Barnes is a Director of BOK Financial Corporation; Kansas City Southern Industries, Inc.; and MAPCO Inc. He is a member of the Audit Committee and the Corporate Development Committee.



[Photo of Haskell M. Monroe, Jr.]

            HASKELL M. MONROE, JR., age 65, is Professor of History at The University of Missouri-Columbia, Columbia, Missouri, and began service as a senior University Administrator and Faculty Member in July 1980 as President of The University of Texas at El Paso. Dr. Monroe was also Chancellor at The University of Missouri-Columbia, Columbia, Missouri, from July 1987 through December 1991. He has been a Director of SBC since October 1983. Dr. Monroe served as a Director of Southwestern Bell Telephone Company from 1982 to 1983. He is the Chairman of the Corporate Public Policy and Environmental Affairs Committee and a member of the Finance/Pension Committee.


[Photo of Patricia P. Upton]

            PATRICIA P. UPTON, age 58, is President and Chief Executive Officer of Aromatique, Inc., Heber Springs, Arkansas. Mrs. Upton has been a Director of SBC since June 1993. She is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.


[Photo of Edward E. Whitacre, Jr.]

            EDWARD E. WHITACRE, JR., age 55, is Chairman of the Board and Chief Executive Officer of SBC and has served in this capacity since January 1990. Mr. Whitacre has been a Director of SBC since October 1986. He is a Director of Anheuser-Busch Companies, Inc.; Burlington Northern Santa Fe Corporation; Emerson Electric Co.; and The May Department Stores Company. He is the Chairman of the Executive Committee and a member of the Corporate Development Committee and the Finance/Pension Committee.

PACIFIC TELESIS GROUP DIRECTORS

GILBERT F. AMELIO, age 54, is Chairman of the Board and Chief Executive Officer of Apple Computer, Inc., Cupertino, California, and has served in this capacity since February 1996. Dr. Amelio was Chairman of the Board, Chief Executive Officer and President of National Semiconductor Corporation from 1991 to 1996. He has been a Director of PAC since September 1995. He is a Director of Apple Computer, Inc.



WILLIAM P. CLARK, age 65, is Chief Executive Officer of Clark Companies, Paso Robles, California. Mr. Clark is a lawyer, rancher, retired California Supreme Court Justice and former Secretary of the United States Department of the Interior. Mr. Clark has been a Director of PAC since May 1985. He is a Director of The Irish Investment Fund and Lawter International Inc.



HERMAN E. GALLEGOS, age 66, is an Independent Management Consultant. Mr. Gallegos was a Director of Gallegos Institutional Investors Corporation from May 1990 to August 1994. He served as an alternate U.S. Public Delegate to the 49th United Nations General Assembly from 1994 to 1995. He has been a Director of PAC since December 1983. He is a Director of Union Bank.


FRANK C. HERRINGER, age 54, is Chairman of the Board, President and Chief Executive Officer of Transamerica Corporation, San Francisco, California. He has served as Chairman of the Board of Transamerica Corporation since January 1996, and as President and Chief Executive Officer since April 1991. He has been a Director of PAC since January 1994. Mr. Herringer is a Director of Charles Schwab Corporation; Transamerica Corporation; and Unocal Corporation.


MARY S. METZ, age 59, is Dean of University Extension of the University of California, Berkeley, and is President Emerita of Mills College. Dr. Metz has been a Director of PAC since July 1986. She is a Director of Longs Drug Stores Corporation; Pacific Gas and Electric Company; and Union Bank.

LEWIS E. PLATT, age 55, is Chairman of the Board, President and Chief Executive Officer of Hewlett-Packard Company, Palo Alto, California. He has served as Chairman since September 1993 and as President and Chief Executive Officer of Hewlett-Packard Company since November 1992. Mr. Platt was an Executive Vice President of Hewlett-Packard Company from May 1987 through November 1992. He has been a Director of PAC since February 1994. He is a Director of Hewlett-Packard Company.


PHILIP J. QUIGLEY, age 54, is Chairman of the Board, President and Chief Executive Officer of PAC, San Francisco, California, and has served in this capacity since April 1994. Mr. Quigley served as Group President of PAC from 1988 through March 1994 and President and Chief Executive Officer of Pacific Bell from 1987 through March 1994. Mr. Quigley has been a Director of PAC since January 1988. He is a Director of Wells Fargo & Co. and Wells Fargo Bank, N.A.


TONI REMBE, age 60, is a Partner in the law firm of Pillsbury Madison & Sutro LLP, San Francisco, California. Ms. Rembe has been a Director of PAC since April 1991. She is a Director of APL Limited; Potlatch Corporation; and Transamerica Corporation.


S. DONLEY RITCHEY, age 63, is Managing Partner of Alpine Partners, Danville, California. Mr. Ritchey was Chief Executive Officer and Chairman of the Board of Lucky Stores, Inc. from 1980 to 1986. He has been a Director of PAC since January 1984. He is a Director of McClatchy Newspapers, Inc.


RICHARD M. ROSENBERG, age 66, retired. Mr. Rosenberg was Chairman of the Board of BankAmerica Corporation from January 1996 to May 1996. He was Chairman of the Board and Chief Executive Officer from May 1990 to December 1995. Mr. Rosenberg has been a Director of PAC since May 1994. He is a Director of Airborne Freight Corporation; BankAmerica Corporation; K 2 Inc.; Northrop Grumman Corporation; and Potlatch Corporation.

Compensation of Directors

Directors who are also employees of SBC or its subsidiaries receive no cash compensation for serving as Directors or as members of Board committees. Directors who are not employees of SBC or its subsidiaries receive a $35,000 annual retainer, $1,500 for each Board meeting attended and $1,200 for each committee meeting attended. Excluding employee Directors, the chairman of each committee receives an additional annual retainer of $5,000. Directors may elect to defer the receipt of all or part of these fees and retainers and earn interest, adjusted quarterly, equal to the average rate paid on commercial paper issued by SBC and its subsidiaries (beginning in 1997, the yearly interest rate shall be the Moody's Corporate Bond Yield Average-Monthly Average Corporates for September of the preceding year).

SBC provides each non-employee Director with travel accident insurance while the Director is on SBC business, along with $100,000 of group life insurance. The total premiums during 1996 for these policies were $800 for the travel accident insurance and $6,660 for the group life insurance. Directors also received certain telecommunications services and equipment from subsidiaries of SBC or were reimbursed for such services and equipment provided by other companies. The value of telecommunications services and equipment received, or for which reimbursement was provided, together with amounts necessary to offset the Directors' federal tax liabilities resulting from such services and benefits, computed at maximum marginal rates, including tax surcharges, averaged $9,284 per non-employee Director in 1996. Employee Directors receive similar services and equipment in connection with their service as officers of SBC.

Non-employee Directors may receive pension payments for life following their retirement from the Board. A non-employee Director must have served on the Board for five years prior to retirement to be eligible to receive payment. Eligible non-employee Directors will receive, in quarterly installments, annual amounts equal to 10 percent of the annual retainer (exclusive of Board and committee meeting fees) in effect at the time of termination of Board service, multiplied by the number of years of service, not to exceed 10 years. If a participant dies prior to the expiration of 10 years from his or her date of retirement, his or her beneficiary will be entitled to receive the payments for the remainder of the 10-year period. If an eligible non-employee Director dies while still serving on the Board, a pre- retirement death benefit will be paid as though the individual had retired on the date of death.

Prior to November 22, 1996, each non-employee Director elected to the Board was entitled to receive 1,000 shares of SBC common stock, together with amounts necessary to offset the Director's federal tax liabilities resulting from the grant, computed at maximum marginal rates, including tax surcharges. This program was terminated November 22, 1996. All shares of SBC common stock previously issued under the plan are restricted from sale for a period of five years from grant or until the recipient ceases being a Director, whichever occurs first.

Two members of Mr. Gallegos' and one member of Mr. Quigley's immediate families were employed by subsidiaries of PAC, and were paid a total of $210,000 in 1996. Amounts paid to these employees are comparable to compensation paid to other employees performing similar job functions.

In 1996, PAC and its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro LLP, of which Ms. Rembe is a Partner, on terms which SBC believes were as favorable as would have been obtained from unaffiliated parties.

COMMON STOCK OWNERSHIP OF
DIRECTORS AND OFFICERS

SBC Directors and Named Officers

The following table sets forth the beneficial ownership of SBC common stock as of February 21, 1997 (including shares acquired under the SBC Savings Plan as of December 31, 1996), held by each Director and each officer named in the Compensation Charts on pages 21-23. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than one percent of the outstanding SBC common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.



                                     Total SBC                                             Total SBC
   Name of                     Beneficial Ownership               Name of             Beneficial Ownership
 Beneficial Owner             (including options)(1)(2)        Beneficial Owner      (including options)(1)(2)
 -------------------------------------------------------------------------------------------------------------
 Clarence C. Barksdale(3)              3,000                 Haskell M. Monroe, Jr.                5,721

 James E. Barnes                       3,000                 Carlos Slim Helu                      1,000

 Jack S. Blanton(4)                   51,000                 Patricia P. Upton                     2,500

 August A. Busch III                   9,026                 Edward E. Whitacre, Jr.           1,050,990

 Ruben R. Cardenas                    13,841                 Royce S. Caldwell                   183,301

 Martin K. Eby, Jr.                   10,000                 Charles E. Foster                   207,790

 Tom C. Frost                          5,217                 William E. Dreyer                   170,384

 Jess T. Hay                          10,000                 James D. Ellis                      182,708

 Bobby R. Inman                        1,600                 All executive officers and

 Charles F. Knight                     7,000                 Directors as a group

                                                             (consisting of 22 persons,

                                                             including those named above)      2,362,370



 (1) Includes presently exercisable stock options and stock options which will become exercisable within 60 days of the date of this table. Messrs. Whitacre, Caldwell, Foster, Dreyer, Ellis and all executive officers and Directors as a group hold 776,832; 152,796; 177,547; 129,887; 135,403; and 1,731,348 of such options, respectively.

 (2) Included in "Total SBC Beneficial Ownership" are restricted shares held by non-employee Directors, each of whom has sole voting power but no investment power until the lapse of the restrictions. Also included are shares held in an employee benefit plan for Messrs. Whitacre, Caldwell, Foster, Dreyer and Ellis who have sole voting power but no investment power with respect to 576; 194; 671; 54; and 605 shares, respectively. In addition, Messrs. Barnes, Blanton, Busch, Frost, Monroe, Whitacre, Caldwell, Foster, Dreyer and Ellis share voting and investment power with other persons with respect to 2,000; 35,000; 4,900; 94; 4,641; 15,834; 8,122; 13,610; 6,514; and 5,870 shares, respectively.

 (3)     Mr. Barksdale also owns 1,000 shares of PAC.

 (4) Of the reported shares, Mr. Blanton disclaims beneficial ownership of 15,000 shares which are held by Mr. Blanton as trustee for the benefit of family members.

PAC Directors

The following table sets forth the beneficial ownership of PAC common stock as of December 31, 1996, by PAC Directors. Under the Merger Agreement, each share of PAC will be converted into .733 of a share of SBC, subject to adjustment as provided in the Merger Agreement.



                         Total PAC Beneficial                                                   Total PAC Beneficial
    Name of                  Ownership                               Name of                         Ownership
 Beneficial Owner      (including options)(1)(2)                  Beneficial Owner           (including options)(1)(2)
-------------------------------------------------------------------------------------------------------------------------
 Gilbert F. Amelio          3,833                                Lewis E. Platt                         7,222
 William P. Clark          12,054                                Philip J. Quigley(4)                 274,847
 Herman E. Gallegos        12,677                                Toni Rembe                            11,344
 Frank C. Herringer(3)      9,204                                S. Donley Ritchey                     13,711
 Mary S. Metz              12,574                                Richard M. Rosenberg                   6,200

 (1) Includes PAC stock options that are presently exercisable or will become exercisable within 60 days of the date of this table as follows: Dr. Amelio - 2,000 options; Mr. Clark - 10,000 options; Mr. Gallegos - 10,000 options; Mr. Herringer - 6,000 options; Dr. Metz - 10,000 options; Mr. Platt - 6,000 options; Mr. Quigley - 267,000 options; Ms. Rembe - 9,000 options; Mr. Ritchey - 10,000 options; and Mr. Rosenberg - 4,000 options.

 (2) Mr. Clark, Mr. Herringer, Dr. Metz, Mr. Quigley, Mr. Ritchey, and Mr. Rosenberg share voting and investment power with other persons with respect to 600; 3,200; 348; 3,520; 3,711; and 400 PAC shares, respectively.

 (3) Includes four PAC shares beneficially owned by a spouse, for which beneficial ownership is disclaimed.

 (4) Includes 65 PAC shares held in an employee benefit plan for Mr. Quigley, who has sole voting power but no investment power with respect to the shares.



VOTING

Each share of SBC common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All matters submitted at the Annual Meeting, other than the election of Directors, are determined by a majority of the votes cast. Directors are elected by a plurality of the votes cast. Shares represented by proxies that are marked "withhold authority" with respect to the election of one or more nominees as Directors, by proxies that are marked "abstain" on other proposals, and by proxies that are marked to deny discretionary authority on other matters will not be counted in determining whether a majority vote was obtained in such matters. If no directions are given and the signed card is returned, the members of the Director's Proxy Committee will vote the shares for the election of all listed nominees, in accordance with the Directors' recommendations on the other subjects listed on the proxy card, and at their discretion on any other matter that may properly come before the meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The following Group A Directors have been nominated by the Board of Directors on the recommendation of the Human Resources Committee for election to three-year terms of office that will expire at the 2000 Annual Meeting:

              Clarence C. Barksdale          Charles F. Knight
              Ruben R. Cardenas              Carlos Slim Helu
              Martin K. Eby, Jr.

Shares represented by the accompanying form of proxy will be voted for the election of the nominees unless other instructions are shown on the proxy card. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. If the composition of Group A is changed prior to the 1997 Annual Meeting because of the Merger Agreement to include one or more of the PAC Directors, then SBC presently intends that shares represented by the accompanying form of proxy will be voted for reelection of the Directors then serving in Group A unless a contrary instruction is given. The PAC Directors are described above on pages 10 and 11. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITS NOMINEES LISTED AS GROUP A DIRECTORS.



RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2 on Proxy Card)

Subject to shareowner ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of SBC for the fiscal year ending December 31, 1997. This firm has audited the accounts of SBC since 1983 and the accounts of Southwestern Bell Telephone Company for many years. If shareowners do not ratify this appointment, the Board will consider other independent auditors. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources Committee, composed entirely of independent, outside Directors, is responsible for establishing and administering SBC's policies involving the compensation of officers. No employee of SBC serves on this committee. During the 1996 fiscal year, the members of the Human Resources Committee were (and are currently): Jack S. Blanton (Chairman), August A. Busch III, Jess T. Hay and Admiral Bobby R. Inman. Mr. Busch is Chairman of the Board and President of Anheuser-Busch Companies, Inc., where Mr. Whitacre also serves as a member of the Board of Directors.

EXECUTIVE COMPENSATION

Report of the Human Resources Committee on Executive Compensation

The Human Resources Committee (the "Committee") of the Board of Directors has furnished the following report with respect to executive compensation for 1996:

The Committee's responsibilities include establishing policies governing the compensation of officers and other key executives of SBC and its subsidiaries. The Committee is composed of four non-employee Directors.

The Committee's principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers who are most likely to enhance the profitability of SBC and create value for our shareowners. The policies are designed to attract and retain high-quality executives, to encourage them to make career commitments to SBC and to accomplish SBC's short and long term objectives. To achieve these results, the Committee, in consultation with a nationally recognized compensation and benefits consulting firm, has developed a compensation program that combines annual base salaries with annual and long term incentives principally tied to the performance of SBC and SBC's common stock. The principles used by the Committee in developing the program include the following:

* In order to align the financial interests of SBC's executives with those of SBC and its shareowners, a significant portion of executive compensation should be "at risk" and tied to the achievement of certain short and long term performance objectives of SBC.

* Ownership of SBC's common stock by executives should be encouraged through SBC's compensation program.

* Sustained superior performance by individual officers should be recognized. Superior performance is defined as enhancing the profitability of SBC and creating value for shareowners. This may be demonstrated by actions such as increasing revenues, reducing expenses, efficiently deploying capital, and improving service and product quality, while always complying with the high ethical standards established by SBC for the conduct of its officers and employees.

The Committee is responsible for establishing salaries and bonuses for officers of SBC, including the Named Officers (defined below). Similar compensation for officers of subsidiaries are determined by the Boards of Directors of the subsidiaries using recommendations and policies set out by the Committee. The Committee is also responsible for determining long term awards for the senior managers of SBC and its subsidiaries.

ANNUAL BASE SALARY The Committee has established a policy that annual base salaries for officers will be market-based; that is, the salaries will, generally, be based upon a review of salaries for similar positions in the 50th percentile of a group of companies with similar revenues (the "Comparator Group"), developed in consultation with the Committee's outside compensation consultant. The majority of the companies selected for salary comparison purposes are companies having telecommunications or related operations for which compensation information is available. Accordingly, the Comparator Group includes, among others, the companies in the Stock Performance Graph on page
27. Where an officer's salary significantly differs from the market-based salary, the Committee's objective is to move the officer's salary gradually to the market-based salary for his or her position, unless the officer has been assigned to a lower rated position because of a particular need of the business. The Committee may, at its discretion, choose to pay above the 50th percentile of the market because of sustained superior performance.

INCENTIVES In order to create incentives for superior efforts on behalf of SBC and to allow employees to share in the success of SBC for which they are responsible, the Committee has decided to make a significant portion of each officer's total compensation dependent upon the annual and long term performance of SBC.

Annual Incentives During 1996, officers and other key executives, other than Mr. Whitacre, participated in SBC's Senior Management Short Term Incentive Plan, an annual incentive plan administered by the Committee. Under this plan, each officer may receive an annual bonus contingent upon the yearly performance of the SBC business to which the officer is assigned.

A target award for each officer and the specific performance objectives applicable to the officer, composed of "value added" objectives, are established at the beginning of the year. The term "value added" refers to after-tax cash operating profit less depreciation and less a capital charge. The value added objectives are designed to encourage employees to focus on exceeding a specified level of return. The targets are set with a view toward making an officer's combined target award and base salary fall between the 50th and 75th percentile of the Comparator Group, as determined by the Committee's outside compensation consultant. Officers receive their full target awards only if their respective value added objectives are met or exceeded. If less than the value added objectives are achieved, the target awards are forfeited or, at a minimum, reduced in progressively increasing proportions. During 1996, the value added targets were exceeded by each of the Named Officers.

As part of the annual incentive plan, the Committee has discretion to award individual officers additional amounts based upon the performance of SBC and its subsidiaries, an overall evaluation of each officer's performance and/or the contribution of the officer to increasing shareowner value. For the 1996 calendar year, the Committee made discretionary awards to reflect the significant results achieved by SBC and its subsidiaries and to recognize individual achievement.

Long Term Incentives Since its inception, SBC has provided stock-based long term incentives to officers and other key executives of SBC and certain subsidiaries in the form of performance shares and stock options.

Performance shares are designed to tie the executive's financial interests to those of our shareowners through the establishment of long term performance awards and the payment of awards in common stock and/or in cash based upon the price of common stock. Performance shares are granted under the 1996 Stock and Incentive Plan (prior to 1996, they were granted under the Senior Management Long Term Incentive Plan). Performance shares are designed to provide rewards for the achievement of SBC's earnings goals (value added goals for 1995 and subsequent years) as well as increases in the price of SBC's common stock. Each officer, including each of the Named Officers, is granted a specific number of performance shares, each equivalent in value to a share of common stock. The target number of performance shares is based on the value of all long term type awards granted to the 50th percentile of employees holding similar positions with companies in the Comparator Group, as determined by the Committee's outside compensation consultant. In addition, the Committee, at its discretion, may grant performance shares beyond the median to persons who have exhibited superior performance during the prior year (these additional performance shares are generally for two-year performance periods). At the end of the performance period, a percentage of the performance shares, not to exceed 100 percent of the performance shares granted, is paid out (i.e., converted into common stock and/or cash), based on the achievement of SBC's earnings and/or value added goals over a three- (or two-) year period. No awards are paid out if SBC fails to achieve certain minimum earnings and/or value added requirements. Various officers, including all of the Named Officers, received grants of 1996-1998 performance shares. In addition, the Committee evaluated the Named Officers' 1995 performances, including Mr. Whitacre's, as excellent and made discretionary grants of 1996-1997 performance shares. (The performance objectives for the 1996-1998 and 1996-1997 shares are described below in the table titled "Long Term Incentive Plans - Awards in Last Fiscal Year.")

In 1996, SBC's officers received the payout of their performance share awards for the 1993-1995 and 1994-1995 performance periods. The Committee determined that during this performance period SBC exceeded the earnings and value added goals set by the Committee. In accordance with a predetermined formula, 100 percent of the target numbers of units granted to the officers were distributed. Each of the Named "officers elected to receive his award half in common stock and half in cash.

The Committee also recognizes the importance of stock options as a means to further tie the executive's financial interests directly to those of our shareowners. The Board uses stock options to link the executives' and shareowners' interests by basing a portion of the executives' compensation on the performance of SBC's common stock.

To strengthen the linkage between executives and shareowners, the Committee granted stock options to all managers, including all of the Named Officers during the year. The Committee decided to grant the options by the responsibility level of the manager's position.

The Company also provides several alternatives for its managers to invest a portion of their salaries and annual incentive awards in SBC common stock, thereby giving these managers an even greater stake in the performance of SBC. One such opportunity is the Stock Savings Program, under which middle level and above managers may receive stock options based upon the number of shares purchased under the program through payroll deductions.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER The foregoing policies were applied by the Committee to determine the compensation for the Chairman of the Board and Chief Executive Officer, Mr. Whitacre, for the last fiscal year. The Committee established Mr. Whitacre's annual base salary for 1996, targeted to the median base salary paid by companies in the Comparator Group.

Mr. Whitacre's annual incentive bonus for 1996 was determined under the 1996 Stock and Incentive Plan. Under this plan, Mr. Whitacre may receive an annual bonus dependent upon SBC meeting objectives set by the Committee. Annually, a performance objective, which for 1996 was a value added goal, is established for Mr. Whitacre in the same manner as the annual incentive awards for other officers. Mr. Whitacre's target award is set with the view of having the combined total of his base salary and 50 percent of his target award fall between the 50th and 75th percentile of the Comparator Group. The Committee intends that if the Company achieves its objectives, Mr. Whitacre will receive at least 50 percent of his target award; if less than the stated objectives are achieved, the award will be forfeited or, at a minimum, the target award will be reduced in progressively increasing proportions. In addition, based on his performance during the year, the Committee may increase or decrease the award, but in no event may it exceed the target award amount.

The Committee determined that during 1996, the value added performance objective established for Mr. Whitacre was exceeded and is pleased to report that Mr. Whitacre's personal performance was excellent. The Committee notes that under Mr. Whitacre's leadership SBC has continued to achieve exceptional financial results while positioning itself for future growth opportunities. In 1996, SBC reported a 11.2 percent increase over 1995 earnings (before extraordinary charges and cumulative effect of accounting changes), extending its record of consecutive earnings increases to 13 years. Nineteen-ninety-six was also SBC's fifth consecutive year of double-digit earnings growth, the best record among major telecommunications companies. Southwestern Bell Telephone Company operations achieved an 8.9 percent increase in revenues in 1996, its largest increase ever, and a 5.1 percent increase in access lines, also the best in its history. Domestic wireless operations reached a 10.8 percent wireless market penetration, again leading the major U.S. wireless companies.

The Committee commends Mr. Whitacre for his leadership and for positioning SBC for future growth opportunities, as evidenced by expanding international ventures as well as the proposed merger with Pacific Telesis, which will allow SBC to expand its local market presence and extensive wireless and wireline networks. Mr. Whitacre was also instrumental in preparing SBC to take advantage of new opportunities made available under the Telecommunications Act of 1996. For example, during 1996 SBC began offering wireless long-distance service to its cellular customers, and by the end of the year the company had signed up 1.9 million subscribers, or 43 percent of its wireless customer base. In addition, the Committee believes that Mr. Whitacre's leadership was among the major reasons SBC, for the second year in a row, was voted the "most admired" telecommunications company in America by Fortune Magazine. Because of the crucial role Mr. Whitacre has played in the continuing success of SBC, the Committee decided Mr. Whitacre's annual incentive award should be $2.5 million for 1996.

Mr. Whitacre, along with other Named Officers, received stock options and performance shares. These matters are discussed above under "Long Term Incentives."

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION In 1993, Congress adopted legislation that prohibited publicly held companies, such as SBC, from deducting certain compensation paid to a Named Officer that exceeds one million dollars during the tax year. To the extent compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareowners, the compensation is not included in the computation of the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of SBC and its shareowners, to attempt to qualify such compensation as tax deductible. In this regard, the Board of Directors submitted and received shareowner approval at the 1996 Annual Meeting for the 1996 Stock and Incentive Plan, in order to allow certain of the compensation payable under this plan to be eligible for the deduction.

The Human Resources Committee:

Jack S. Blanton, Chairman     Jess T. Hay
August A. Busch III           Admiral Bobby R. Inman

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below contains information concerning annual and long term compensation provided to the Chairman of the Board and Chief Executive Officer and the other four most highly compensated executive officers of SBC (the "Named Officers") for services in all capacities to SBC for the fiscal years ending December 31, 1996, 1995 and 1994.

                                                                                             Long Term Compensation
                                                                                      -----------------------------------
                                               Annual Compensation                           Awards            Payouts
                                      ----------------------------------------------  ----------------------  ---------
                                                                                                 Number of
                                                                           Other      Restricted Securities              All Other
Name and                                                                   Annual       Stock    Underlying      LTIP     Compen-
Principal Position                    Year      Salary         Bonus      Compensation   Award(s)  Options(1)   Payouts(2) sation(3)
Edward E. Whitacre, Jr.               1996     $900,000    $2,500,000       $259,355       $0      160,040    $2,876,953   $49,773

  Chairman of the Board and Chief     1995     $825,000    $1,500,000       $285,338       $0      219,490    $2,200,090   $45,195

    Executive Officer                 1994     $762,000    $1,190,000       $260,705       $0      161,739    $1,948,146   $41,318

Royce S. Caldwell                     1996     $434,980    $  854,000       $ 92,508       $0       48,645    $  615,218   $22,669

  President-Southwestern Bell         1995     $380,000    $  450,000       $ 91,970       $0       53,954    $  436,989   $20,555

    Operations                        1994     $325,000    $  370,100       $ 88,281       $0       49,580    $  366,544   $16,787

Charles E. Foster                     1996     $388,980    $  512,000       $ 65,133       $0       51,378    $  531,165   $17,856

  President-SBC Operations            1995     $321,000    $  260,040       $ 59,914       $0       59,367    $  441,073   $17,467

                                      1994     $306,000    $  301,600       $ 67,658       $0       46,559    $  406,837   $16,567

William E. Dreyer                     1996     $356,980    $  532,500       $ 76,413       $0       31,210    $  712,554   $16,320

  Senior Executive Vice President-    1995     $330,000    $  423,000       $ 73,938       $0       31,676    $  591,530   $15,840

    External Affairs                  1994     $325,500    $  303,000       $ 87,556       $0       31,568    $  478,469   $15,624

James D. Ellis                        1996     $347,980    $  492,800       $102,139       $0       40,882    $  630,932   $17,513

  Senior Executive Vice President     1995     $315,000    $  350,400       $ 85,055       $0       33,390    $  523,876   $16,537

  and General Counsel                 1994     $295,000    $  277,500       $ 96,916       $0       32,795    $  499,552   $15,382

(1)  SBC has not issued any stock appreciation rights to the Named Officers.

(2) The Senior Management Long Term Incentive Plan ("LTIP") payout is for the 1993-1995 and 1994-1995 performance periods. All the Named Officers elected to receive 50 percent of their awards in SBC common stock and 50 percent in cash. During this same time, the market price of SBC common stock rose from $37.00 on December 31, 1992 (adjusted for the May 1993 stock split), to $57.25 on December 29, 1995, resulting in an increase in the value of common stock held by our shareowners of approximately $12 billion.

(3) "All Other Compensation" for 1996 includes the benefits imputed to the Named Officers with respect to premiums on SBC-owned life insurance, as determined in accordance with IRS guidelines. For Messrs. Whitacre, Caldwell and Ellis, these amounts were $6,573, $2,605 and $1,625, respectively. All other amounts reported under this heading represent employer matching contributions made to employee benefit plans.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The purpose of the following table is to report exercises of stock options and stock appreciation rights ("SARs") by the Named Officers during 1996 and the value of their unexercised stock options and SARs as of December 31, 1996. None of the Named Officers exercised stock options during 1996. SBC has not issued any SARs to the Named Officers.

                                                       Number of Securities
                                                      Underlying Unexercised           Value of Unexercised
                                                         Options at Fiscal           In-the-Money Options at
                                                             Year End                  Fiscal Year End (1)
                          Shares Acquired  Value    --------------------------     --------------------------
Name                        on Exercise   Realized  Exercisable  Unexercisable     Exercisable  Unexercisable
Edward E. Whitacre, Jr.            0        $0        772,052      310,040          $9,847,758     $1,260,520
Royce S. Caldwell                  0        $0        150,594       92,644          $1,865,404      $ 371,545
Charles E. Foster                  0        $0        175,687       87,710          $2,126,097      $ 315,693
William E. Dreyer                  0        $0        128,803       60,209          $1,741,415      $ 243,911
James D. Ellis                     0        $0        133,578       69,881          $1,768,266      $ 261,773



(1) "Value of Unexercised Options" figures are based on the year end, December 31, 1996, SBC common stock price of $51.875.

Long Term Incentive Plans--Awards in Last Fiscal Year

The table below reports performance shares granted under the 1996 Stock and Incentive Plan.

                                                                       Estimated Future Payouts
                            Number of      Performance or Other   Under Non-Stock Price-Based Plans
                        Shares, Units or       Period Until      ------------------------------------
Name                      Other Rights     Maturation or Payout  Threshold      Target        Maximum
Edward E. Whitacre, Jr.       19,698            1996-1998          16,743        19,698         19,698
                              21,453            1996-1997          18,235        21,453         21,453

Royce S. Caldwell              9,586            1996-1998           8,148         9,586          9,586
                               3,729            1996-1997           3,170         3,729          3,729

Charles E. Foster              5,675            1996-1998           4,824         5,675          5,675
                               1,622            1996-1997           1,379         1,622          1,622

William E. Dreyer              5,294            1996-1998           4,500         5,294          5,294
                               4,326            1996-1997           3,677         4,326          4,326

James D. Ellis                 5,049            1996-1998           4,292         5,049          5,049
                               2,751            1996-1997           2,338         2,751          2,751

This table reports performance shares granted to the Named Officers during the last fiscal year, applicable to the performance periods indicated. Each performance share is equivalent in value to one share of SBC common stock. At the end of a performance period, a percentage of the performance shares is converted into cash and/or SBC common stock, based upon the achievement of certain value added performance levels.

The performance levels are set on a yearly basis, and the extent to which a performance level is met or exceeded is expressed as a percentage. The annual percentages are then averaged over the term of each performance period to determine the percentage of performance shares which may be converted and paid out. The maximum number of performance shares that may be converted at the end of a performance period may not exceed 100% of the target number of performance shares.

Option Grants in Last Fiscal Year

The table below contains the estimated present value of the stock options as of their issue date. The first and third options set forth opposite each name were issued under a plan where middle level and above managers receive options based on the number of shares purchased.

                                Number of
                               Securities  Percent of Total
                               Underlying   Options Granted     Exercise or Base
                                 Options    to Employees in          Price        Expiration   Grant Date
Name                             Granted      Fiscal Year          ($/Share)         Date     Present Value
Edward E. Whitacre, Jr.           4,780             0.06%            $57.375      02/01/06     $   66,346
                                150,000(1)          1.81%            $49.875      08/01/06     $1,518,000
                                  5,260             0.06%            $49.875      08/01/06     $   58,491

Royce S. Caldwell                 2,202             0.03%            $57.375      02/01/06     $   30,564
                                 44,000(1)          0.53%            $49.875      08/01/06     $  445,280
                                  2,443             0.03%            $49.875      08/01/06     $   27,166

Charles E. Foster                 1,860             0.02%            $57.375      02/01/06     $   25,817
                                 40,000(1)          0.48%            $49.875      08/01/06     $  404,800
                                  9,518             0.11%            $49.875      08/01/06     $  105,840

William E. Dreyer                 1,084             0.01%            $57.375      02/01/06     $   15,046
                                 29,000(1)          0.35%            $49.875      08/01/06     $  293,480
                                  1,126             0.01%            $49.875      08/01/06     $   12,521

James D. Ellis                    1,825             0.02%            $57.375      02/01/06     $   25,331
                                 29,000(1)          0.35%            $49.875      08/01/06     $  293,480
                                 10,057             0.12%            $49.875      08/01/06     $  111,834



References to grants A, B, and C in the following discussion correspond to first, second, and third grants of options, respectively, listed opposite the name of each of the Named Officers. The option values in the table represent the estimated present value of the options as of their issue date. These values were determined by a nationally recognized compensation and benefits consulting firm in accordance with the Black-Scholes option valuation model. The material adjustments and assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following:


          Options were issued with an exercise price equal to the fair market value of stock on the date of issuance. The term of each option is 10 years (unless otherwise shortened or forfeited due to termination of employment), but no option may be exercised during the 12-month period following the date of issuance.

          The model assumed an interest rate of 5.81 percent in calculating the value of the options in grant A and 6.64 percent for grants B and C. These interest rates represent the interest rates on Treasury securities with maturity dates corresponding to that of the option terms. Volatility was calculated using daily stock prices for the one-year period prior to the issuance date, resulting in 22.4 percent volatility for grant A and 19.9 percent volatility for grants B and
          C. The model reflected annual per share dividends at the date of issuance of $1.652 per share for grant A and $1.72 per share for grants B and C.

          The present value of each option was reduced approximately 8 percent for grant B, to reflect the probability of forfeiture due to termination prior to vesting, and approximately 17 percent for Grant A and 16 percent for grants B and C, to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate value of the options will depend on the future market price of SBC's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of SBC's common stock over the exercise price on the date the option is exercised.

(1) One-third of these options vest on each anniversary of the grant. As of December 31, 1996, none of these options have vested.

PENSION PLANS

SBC has a noncontributory pension plan for employees known as the Pension Benefit Plan. Retirement for officers and certain other executives is mandatory at age 65. Retirement before age 65 can be elected when specified age and net credited service requirements are met. Annual pensions are computed using the greater result of two separate formulas (Formula A and Formula B). Subject to Internal Revenue Code limitations on pay used to calculate pensions, under Formula A, the pension is the sum of 1.6 percent of the average pay for the five years ended December 31, 1993 (or any prior averaging period if it would result in a higher benefit), multiplied by the number of years of service through the end of the averaging period, plus 1.6 percent of pay subsequent to the averaging period. Under Formula B, the pension is the sum of 1.6 percent of the average pay for the five years ended December 31, 1990, multiplied by the number of years of service prior to January 1, 1991 (with five years of additional age and service), plus 1.6 percent of pay from January 1, 1991, through December 30, 1991. Formula B was adopted as part of an early retirement incentive in 1991. Continued service or additional compensation or age after December 30, 1991, will not result in any additional benefits under Formula B. Pension amounts are not subject to reduction for Social Security benefits or any other offset amounts. The Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans.
Benefits that are so limited are restored from the general funds of SBC. Under the Pension Benefit Plan, the pay used to determine pension amounts is computed without regard to compensation that has been deferred under nonqualified deferral plans; however, the deferral plans contain provisions that compensate the participants for any loss of income from the pension plan. If they continue in their current positions at their current levels of compensation and retire at the mandatory retirement age of 65, the total estimated annual pension amounts from the Pension Benefit Plan, together with compensating payments under the nonqualified deferral plans, and the net credited years of service at retirement under the plan for Messrs. Whitacre, Caldwell, Foster, Dreyer and Ellis would be $132,656 (44 years), $115,254 (41 years), $122,035 (40 years),
$51,704 (18 years) and $103,471 (36 years), respectively.

The Senior Management Supplemental Retirement Income Plan (which is not funded by, nor is it a part of, the Pension Benefit Plan) establishes a target annual minimum retirement benefit for all officers and certain senior managers, stated as a percentage of their annual salaries and annual incentive bonus averaged over a specified averaging period described below ("Average Annual Compensation"). The percentage is increased by .71 percent for each year of actual service in excess of, or decreased by 1.43 percent for each year of actual service below, 30 years of service for executive officers and other officers and 35 years of service for other senior managers. In the event the participant retires before reaching his or her 60th birthday, the amount payable under this plan would be reduced by .5 percent for each month remaining until the participant's 60th birthday, except for officers who have 30 years or more of service at the time of retirement. Average Annual Compensation is determined by averaging salaries and annual incentive bonus earned during the 36-consecutive-month period out of the last 120 months preceding retirement that generates the highest average earnings. The target percentages of Average Annual Compensation are: Chairman of the Board and Chief Executive Officer, 75 percent; certain executive officers, 70 percent; other executive officers and other officers, 55 to 60 percent; and certain other senior managers, 50 percent. This plan pays the difference, if any, between the target amount and what would be payable under Formula A (or if the individual is not eligible for an immediate pension under Formula A, then the higher of Formula A or Formula B) of the Pension Benefit Plan if the pension plan's payments were computed without regard to deferrals. If they continue in their current positions at their current levels of salary and most recent bonuses, and if they retire at the mandatory retirement age of 65, the estimated annual amounts that will be paid in accordance with the Senior Management Supplemental Retirement Income Plan for Messrs. Whitacre, Caldwell, Foster, Dreyer and Ellis would be $2,805,432, $772,490, $529,973, $420,452 and $436,570, respectively. In calculating Mr.
Dreyer's benefits under the plan, the Company recognizes Mr. Dreyer's prior service with the Company as well as his prior service with a former affiliate of the Company (estimated to give him a total of 44 years of actual service at retirement); however, these benefits are reduced by payments to be received by Mr. Dreyer pursuant to such former affiliate's defined pension benefit plan.

CONTRACTS WITH MANAGEMENT

On January 27, 1989, the Board of Directors approved Change of Control Severance Agreements (the "Agreements") with each of the officers named in the "Summary Compensation Table" as well as certain other officers. The purpose of the Agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of SBC. These Agreements provide that in the event of a change in control of SBC, as that term is defined in the Agreements and summarized below, each officer is entitled to certain benefits (the "Severance Benefits") upon the subsequent termination or constructive termination of his or her employment, unless such termination is due to death, disability, or voluntary retirement; is by SBC for cause (as defined in the Agreements); or is by the officer for other than good reason (as defined in the Agreements).

The Severance Benefits include the payment of the officer's full base salary through the date of termination plus all other amounts to which the officer is entitled under any compensation plan of SBC in effect immediately prior to the change in control. Also, each officer is entitled to a lump sum payment equal to three (in the case of Messrs. Whitacre, Caldwell, Foster and Ellis) or two (in the case of Mr. Dreyer) times the sum of (a) the officer's annual base salary in effect immediately prior to termination, (b) the most recently paid amount under the Senior Management Short Term Incentive Plan and (c) the cash value of the Senior Management Long Term Incentive Plan target award applicable to each officer for the most current performance period. If any officer should reach his normal retirement age prior to three years (for

Messrs. Whitacre, Caldwell, Foster and Ellis) or two years (Mr. Dreyer) following the change in control, the lump sum payment would be reduced pro rata. Additionally, each officer will be provided with life and health benefits, including supplemental medical, vision and dental benefits, for three years from the date of termination, if not otherwise entitled to the same.

In the event any payment or benefit received or to be received by an officer in connection with a change in control or the termination of his or her employment, whether pursuant to his or her Agreement or otherwise (the "Total Payments"), is determined to be an excess parachute payment as defined in the Internal Revenue Code and thus subject to the 20 percent Federal excise tax, the amount of the benefits payable under his or her Agreement will be reduced until the Total Payments are no longer subject to such excise tax or until the payments under his or her Agreement are zero, if such reduction results in the officer's receipt of a greater net after-tax benefit than if such officer had received the full severance benefits under the Agreement.

Under the Agreements, in general, change in control is deemed to occur (a) if anyone (other than an employee benefit plan of SBC) acquires more than 20 percent of SBC's common stock; ( b) if within a two-year period, the individuals who were Board members at the beginning of such period cease to constitute a majority of the Board, or (c) if SBC's shareowners either approve a merger or consolidation which results in someone other than the shareowners immediately prior thereto holding more than 20 percent of the voting power of the surviving entity or approve the complete liquidation of SBC or the disposition of substantially all of SBC's assets.

STOCK PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return
SBC, S&P 500 and Peer Group

      Measurement Period             SBC           S&P 500         Peer Group
    (Fiscal Year Covered)
1991                                100              100              100
1992                                120              108              109
1993                                139              118              129
1994                                141              120              123
1995                                206              165              187
1996                                193              203              188


Assumes $100 invested on December 31, 1991, in SBC common stock, Standard & Poor's 500 Index and a Peer Group of other large U.S. telecommunications companies (Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, NYNEX, Pacific Telesis Group and U S West Communications Group).

The index of telecommunications companies ("Peer Group") is weighted according to the market capitalization of its component companies at the beginning of each period.

Total return equals stock price appreciation plus reinvestment of dividends on a quarterly basis.

SHAREOWNER PROPOSALS

Proposals of shareowners intended for presentation at the 1998 Annual Meeting must be received by SBC for inclusion in its Proxy Statement and form of Proxy relating to that meeting by November 11, 1997. Such proposals should be sent to the Vice President and Secretary of SBC at 175 E. Houston, Room 1140, San Antonio, Texas 78205.

Shareowners whose proposals are not included in the Proxy Statement but who still intend to submit a proposal at the 1998 Annual Meeting and shareowners who intend to submit nominations for Directors at the meeting are required to notify the Vice President and Secretary of SBC of their proposal or nominations and to provide certain other information not less than 60 days, nor more than 90 days, prior to the meeting, in accordance with SBC's Bylaws.

OTHER BUSINESS

The Board of Directors is not aware of any matters which will be presented at the meeting for action on the part of shareowners other than those described herein.

A copy of SBC's annual report to the Securities and Exchange Commission on Form 10-K for the year 1996 may be obtained without charge upon written request to the Assistant Director-External Reporting, 175 E. Houston, 9th Floor, San Antonio, Texas 78205.



By Order of the Board of Directors



/s/ JUDITH M. SAHM

Judith M. Sahm
Vice President and Secretary
March 11, 1997

[RECYCLE LOGO]
Printed entirely on recycled paper
meeting or exceeding the Environmental
Protection Agency minimum requirements
for recycled paper stock.

                                    APPENDIX

                                              (SBC LOGO) SBC Communications Inc.

Edward E. Whitacre, Jr.
Chairman and Chief Executive Officer

Dear Shareowner:

It is my pleasure to invite you to the 1997 Annual Meeting of Shareowners of SBC Communications Inc. The meeting will be held at 9:00 a.m. on Friday, April 25, 1997, at Alzafar Shrine Temple, 901 North Loop 1604 West, in San Antonio, Texas. Admission to the meeting will begin at 8:00 a.m. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. If you plan to attend, please present this ticket for your admission to the meeting.

The enclosed Notice of 1997 Annual Meeting and Proxy Statement covers the formal business of the meeting, which includes two proposals: the election of fifteen Directors and the ratification of the appointment of the independent auditors. Also during the meeting, management will address other corporate matters which may be of interest to you as a shareowner.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person, and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the attached proxy card as soon as possible. If you attend the meeting and wish to vote in person, the ballot that you submit at the meeting will supersede your proxy.

Sincerely,

/s/ Edward E. Whitacre, Jr.

Edward E. Whitacre, Jr.

March 11, 1997

------------------------------------------------------------
(FACE OF PROXY CARD)

         Your Directors recommend a vote "FOR" the Director proposals 1 and 2.

1.       Election of Directors

         For _____    Withhold Authority _____      Exception*_____

*Exception(s):__________________________________________

To have your shares voted for all Director Nominees, including the Alternate Nominees described on the reverse side, mark the "For" box. To withhold authority to vote your shares for all Nominees and Alternate Nominees, mark the "Withhold Authority" box. If you do not wish your shares voted for a particular Nominee or Alternate Nominee, mark the "Exception" box and enter the name(s) of the exception(s) in the space provided.

2.       Ratification of Independent Auditors

         For _____    Against _____            Abstain_____


If you have noted either an Address Change or Comments on the other side of this card, please mark here.
                            --------

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATE_________________________________

SIGNATURE(S):_____________________________

Votes MUST be indicated  (X) in Black or Blue ink.


Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed
Envelope.

                       (Reverse of Letter to Shareowners)

Two maps detailing the location of the Annual Meeting will appear on the reverse side of Mr. Whitacre's letter to shareowners:





                                Admission Ticket
                            SBC Communications Inc.
                         Annual Meeting of Shareowners
                                 April 25, 1997
                             Alzafar Shrine Temple
                            901 North Loop 1604 West
                           San Antonio, Texas  78216

(REVERSE OF PROXY CARD)

(LOGO) SBC COMMUNICATIONS INC.     PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 25, 1997.

The undersigned hereby appoints Edward E. Whitacre, Jr., Ruben R. Cardenas, Tom
C. Frost and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 25, 1997, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to the directions indicated on the reverse side of this card. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. (If you have indicated any changes or voting exceptions in this paragraph, please mark the box for "Exceptions" on the reverse side of this card in order to expedite processing.)

The Board of Directors recommends a vote "FOR" each of the two Director proposals listed on the reverse side of this card.

The nominees for the Board of Directors are Clarence C. Barksdale, Ruben R. Cardenas, Martin K. Eby, Jr., Charles F. Knight, and Carlos Slim Helu. In the event of the merger of Pacific Telesis Group ("PAC") with a subsidiary of SBC, one or more of the following directors of PAC may be nominees for election to Group A in addition to and/or in lieu of the foregoing: Gilbert F. Amelio, William P. Clark, Herman E. Gallegos, Frank C. Herringer, Mary S. Metz, Lewis
E. Platt, Phillip J. Quigley, Toni Rembe, S. Donley Ritchey, and Richard M. Rosenberg.

PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY TO P.O. BOX 1138, NEWARK, N.J. 07101-9758.

This proxy card also provides voting instructions for shares held in the Dividend Reinvestment Plan, Savings Plan, Savings and Security Plan, and PAYSOP, as described in the Proxy Statement.

                                                        SBC COMMUNICATIONS INC.
                                                        P.O. BOX 1138
                                                        Newark, N.J.  07101-9758
General comments:

================================================================================

(If you have written in the above space, please mark the box for "Address Change/Comments" on the reverse side of this card so that your comments can be directed to the appropriate group for review.) (Continued, and please sign on reverse side.)

(LOGO) SBC COMMUNICATIONS INC.

ANNUAL MEETING OF SHAREOWNERS TO BE HELD APRIL 25, 1997.
-------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Edward E. Whitacre, Jr., Ruben R. Cardenas, Tom
C. Frost, and each of them, proxies, with full power of Substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 25, 1997, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to the directions indicated on the reverse side of this card. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote "FOR" each of the two Director proposals listed on the reverse side of this card.

The nominees for the Board of Directors are: Clarence C. Barksdale, Ruben R. Cardenas, Martin K. Eby, Jr., Charles F. Knight, and Carlos Slim Helu. In the event of the merger of Pacific Telesis Group ("PAC") with a subsidiary of SBC, one or more of the following directors of PAC may be nominees for election to Group A in addition to and/or in lieu of the foregoing: Gilbert F. Amelio, William P. Clark, Herman E. Gallegos, Frank C. Herringer, Mary S. Metz, Lewis
E. Platt, Philip J. Quigley, Toni Rembe, S. Donley Ritchey, and Richard M. Rosenberg.

                             (REVERSE SIDE OF CARD)

Directors recommend a vote "FOR" the Director proposals 1 and 2.

1.   Election of All Nominees

     For _____    Withhold _____           Exception_____

 If you do not wish your shares voted for a particular nominee, mark the "Exception" box and enter the name(s) of the exception(s) in the line below.

 2.  Ratification of Independent Auditors

     For _____    Against _____            Abstain_____


Date
    --------------------------------------------------------
Signature
         ---------------------------------------------------
Signature
         ---------------------------------------------------
IMPORTANT: Please sign your name(s) exactly as shown
           hereon.


PLEASE SIGN, DATE AND RETURN YOUR PROXY TODAY.